P E R F O R M AN C E – B A S E D

R E S T R I C T E D  S T O C K  U N I T  A G R E E M E N T

Non-transferable

GRANT TO

_________________

(“Grantee”)

by PSS World Medical, Inc. (the “Company”) of

[_______________]

Restricted Stock Units (the “Units”)

representing the right to earn, on a one-for-one basis, shares of the Company’s common stock, par value $0.01 per share (“Shares”), pursuant to and subject to the provisions of the PSS World Medical, Inc. 2006 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). By accepting the Units, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Agreement and the Plan.

The target number of Shares subject to this award is ____________ (the “Target Award”). Depending on the Company’s level of attainment of specified targets for earnings per share for the fiscal year period ending ________, 201_, Grantee may earn up to 250% of the Target Award, in accordance with the matrices attached hereto as Exhibit A.

IN WITNESS WHEREOF, PSS World Medical, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed as of the Grant Date.

PSS WORLD MEDICAL, INC.

By:    ______________________

Its: Authorized Officer

Grant Date:  ______________

TERMS AND CONDITIONS

1.  Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, for purposes of this Certificate, “Earnings Per Share” means earnings per diluted shares as determined by the Company in accordance with generally accepted accounting principles and reported on the year-end financial statements of the Company.

2.  Vesting of Units. The Units have been credited to a bookkeeping account on behalf of Grantee. The Units will be earned, vest and become non-forfeitable in whole, in part, or not at all, as provided on Exhibit A attached hereto, on the earliest to occur of the following (in any such case, the “Vesting Date”):

(a)	________, 201_, or
(b)	the termination of Grantee’s employment from the Company or any Affiliate due to death or Disability, or
(c)	the occurrence of a Change in Control , or
(d)

any earlier date as may be set forth in an employment agreement, change in control agreement or similar agreement in effect from time to time between the Company or an Affiliate and Grantee (a “Grantee Employment Agreement”).

If Grantee’s employment terminates prior to the Vesting Date for any reason other than Grantee’s death or Disability or unless otherwise specified in Grantee’s Employment Agreement, if any, Grantee shall forfeit all right, title and interest in and to the Units as of the date of such termination and the Units will be reconveyed to the Company without further consideration or any act or action by Grantee. In addition, any Units that fail to vest in accordance with the terms of this Certificate will be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.

3.  Conversion to Shares. The Units that vest will be converted to actual Shares (one Share per vested Unit) as soon as practicable after _______, 201_, following the Committee’s certification of the Company’s achievement of the earnings per share goals for the fiscal year ending _______, 201_, as set forth on Exhibit A (the “Conversion Date”). Notwithstanding the foregoing, upon the occurrence of a Change in Control that meets the definition of a “change in control event” under 409A of the Code and applicable regulations thereunder, the conversion of the Units to Shares will occur as of the effective date of such Change in Control Shares will be registered on the books of the Company in Grantee’s name as of the Conversion Date and delivered to Grantee as soon as practical thereafter, in certificated or uncertificated form.

4.  Dividend Equivalents. No dividend equivalent rights shall attach to the SARs granted hereby.

5.  Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units or in any Dividend Equivalents may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. Neither the Units nor any accumulated Dividend Equivalents may be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.

6.  Limitation of Rights. The Units do not confer to Grantee or Grantee’s Beneficiary, executors or administrators any rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with the Units. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate.

7.  Payment of Taxes. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Units or Dividend Equivalents. The withholding requirement may be satisfied, in whole or in part, at the election of the Company’s corporate secretary (the “Secretary”), by withholding from the settlement of the Units Shares having a fair market value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

8.  Restrictions on Issuance of Shares. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

9.  Plan Controls. The terms contained in the Plan shall be and are hereby incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. Without limiting the foregoing, the terms and conditions of the Units, including the number of shares and the class or series of capital stock which may be delivered upon settlement of the Units, are subject to adjustment as provided in Article 10 of the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative. Any conflict between this Certificate and the terms of a written employment agreement with Grantee that has been approved, ratified or confirmed by the Board of Directors of the Company or the Committee shall be decided in favor of the provisions of such employment agreement.

10.   Notice. Notices and communications hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to PSS World Medical, Inc., 4345 Southpoint Blvd, Suite 250, Jacksonville, FL 32216, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

EXHIBIT A

Except as set forth below in the case of an early vesting event, the Units will be earned and will become fully vested, in whole or in part, on _______, 201_, based on the Company’s attainment of earnings per share targets for the fiscal year ending ______, 201_, as follows:

Fiscal Year 201_ Earnings Per Share ($)	Percent of Target Award Earned and Vested*
0%
50%
75%
100%
150%
200%
250%

* Payouts between performance levels will be determined based on straight line interpolation.

Early Vesting Events

Notwithstanding the foregoing, if prior to _____, 201_, Grantee’s employment is terminated by reason of his or her death or Disability, or if there occurs an earlier vesting event as specified in Grantee’s Employment Agreement, if any, then the Units will become fully vested and nonforfeitable as of the date of such event, but conversion of the Units to Shares will not occur until the normal Conversion Date, and will be based on actual performance through the Performance Period.

In addition, if prior to _____, 201_, a Change in Control of the Company occurs, then the Units will become fully vested and nonforfeitable, and the conversion of the Units to Shares will occur as of the effective date of such event, based on an assumed attainment of the earnings per share goal at “target” level.